Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

RESULTS FOR THE QUARTER ENDED JUNE 30, 2008 AND DECLARES THIRD

QUARTER DIVIDEND OF $0.05 PER SHARE

July 22, 2008. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Capital Market: ACBA), the holding company for American Community Bank, announced unaudited earnings for the three months ended June 30, 2008 of $484,000 as compared to unaudited earnings of $1.2 million for the same period of 2007. The change in earnings for the quarter was primarily related to compression in the Bank’s net interest margin. The net interest margin for the quarter ended June 30, 2008 was 3.23% as compared to 4.28% for the same quarter in 2007. The compression in net interest margin is primarily a result of deposit and borrowings costs decreasing more slowly than the yield on earning assets. The Federal Open Market Committee (FOMC) decreased short-term rates seven times for a total of 325 basis points beginning September 18, 2007 and ending April 30, 2008. Since the majority of our loans float with the prime lending rate, the yield on our loans decreased immediately as the FOMC lowered rates. Due to the longer term maturity structure of our deposits and borrowings, the costs of those liabilities were slower to decrease. Earnings per share (diluted) for the three months ended June 30, 2008 were $0.07 as compared to $0.17 for the three months ended June 30, 2007.

Unaudited earnings for the six months ended June 30, 2008 were $1,475,000 as compared to unaudited earnings for the six months ended June 30, 2007 of $2,508,000. Earnings per share (diluted) for the six months ended June 30, 2008 were $0.22 as compared to $0.35 for the six months ended June 30, 2007. The annualized return on average assets for the six months ended June 30, 2008 was 0.57% with a return on average equity of 5.35% as compared to 1.03% and 9.04%, respectively for the same period in 2007.

Total assets as of June 30, 2008 were $529.9 million, an increase of $24.2 million or 4.8% from $505.7 million at June 30, 2007. The Company also experienced similar growth in loans and deposits. Total net loans were $406.5 million, an increase of $30.6 million or 8.1%, over the $375.9 million reported at June 30, 2007. Total deposits were $416.5 million, an increase of $9.0 million or 2.2% over second quarter 2007 deposits of $407.5 million.

The Company’s provision for loan losses for the quarter ended June 30, 2008 was $296,000, representing a $65,000 increase from the $231,000 recorded for the quarter ended June 30, 2007. The increase in the provision was primarily due to a higher rate of growth in the loan portfolio in 2008 as compared to 2007. We ended the second quarter with non-performing loans and leases as a percentage of loans of only 0.52% which is down from 0.60% at March 31, 2008. The Bank maintained a loan loss reserve of 1.55% of total loans as of June 30, 2008 as compared to 1.45% at June 30, 2007.

Randy P. Helton, President and Chief Executive Officer commented, “In a difficult and unusual banking environment, like most banks, we suffered from interest rate compression. While margin compression had a dramatic effect on our second quarter earnings, our non-interest income remained stable and non-interest expenses were down from the same period in the prior year. In addition, the Bank did experience an expansion of our net interest margin in June. As we move into the second half of 2008, our Bank remains very well capitalized. We will continue to aggressively monitor credit quality, focus on net interest margin expansion and effectively manage non-interest expenses.”

The Company is also pleased to announce the Board of Directors declared a quarterly cash dividend for the third quarter of 2008 of $0.05 per share. The dividend will be paid on September 2, 2008 to shareholders of record on August 22, 2008.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is

www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	June 30, 2008	March 31, 2008	December 31, 2007 (a)	September 30, 2007	June 30, 2007
Assets
Cash and due from banks	$16,078	$16,126	$14,346	$15,684	$17,989
Interest-earning deposits with banks	749	682	930	5,484	11,481
Investment securities	77,563	79,521	76,782	79,043	74,012
Loans	412,881	404,954	392,959	373,309	381,415
Allowance for loan losses	(6,390)	(6,095)	(5,740)	(5,374)	(5,543)

Net loans	406,491	398,859	387,219	367,935	375,872
Accrued interest receivable	2,148	2,398	2,640	2,922	2,615
Bank premises and equipment	8,434	8,605	8,694	8,746	8,927
Foreclosed real estate	—	—	—	25	25
Non-marketable equity securities at cost	3,039	2,814	2,119	2,119	2,119
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	5,510	5,308	3,027	3,232	2,803

Total assets	$529,850	$524,151	$505,595	$495,028	$505,681

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$52,278	$53,439	$54,459	$54,805	$58,453
Interest bearing	364,268	357,701	345,335	342,574	349,013

Total deposits	416,546	411,140	399,794	397,379	407,466
Borrowings	58,140	55,709	49,504	43,533	40,984
Accrued expenses and other liabilities	393	1,807	2,273	1,649	1,272

Total liabilities	475,079	468,656	451,571	442,561	449,722
Total stockholders’ equity	54,771	55,495	54,024	52,467	55,959

Total liabilities and stockholders’ equity	$529,850	$524,151	$505,595	$495,028	$505,681

Ending shares outstanding	6,542,091	6,542,091	6,502,288	6,502,288	6,961,236
Book value per share	$8.37	$8.48	$8.31	$8.07	$8.04

Average Balances:
Loans	$407,925	$389,144	$379,191	$372,407	$373,741
Earning assets	489,032	471,071	462,078	460,577	460,615
Total assets	525,587	513,398	499,430	501,961	496,220
Interest-bearing deposits	360,784	351,699	344,619	346,820	341,627
Stockholders’ equity	55,346	55,069	53,366	54,041	56,236

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Total interest income	$7,569	$8,188	$8,737	$9,070	$8,921
Total interest expense	3,629	3,873	4,068	4,225	4,001

Net interest income	3,940	4,315	4,669	4,845	4,920
Provision for loan losses	296	425	471	156	231

Net interest income after provision for loan loss	3,644	3,890	4,198	4,689	4,689

Non-interest income
Service charges on deposit accounts	597	602	613	617	608
Mortgage banking operations	95	86	83	70	93
Realized gains on sale of securities	—	—	—	2	—
Gain/loss on derivatives	(148)	272	132	138	(67)
Loss on SERP investment	(72)	(19)	—	—	—
Other	68	78	73	134	88

Total non-interest income	540	1,019	901	961	722

Non-interest expense
Salaries and employee benefits	1,639	1,743	1,724	1,768	1,743
Occupancy and equipment	614	584	505	560	564
Other	1,190	1,044	1,132	1,121	1,175

Total non-interest expense	3,443	3,371	3,361	3,449	3,482

Income before income taxes	741	1,538	1,738	2,201	1,929
Provision for income taxes	257	547	626	801	707

Net income	$484	$991	$1,112	$1,400	$1,222

Net income per share
Basic	$0.07	$0.15	$0.17	$0.21	$0.18
Diluted	$0.07	$0.15	$0.17	$0.21	$0.17
Weighted average number of shares outstanding
Basic	6,542,091	6,513,526	6,502,288	6,635,709	6,978,724
Diluted	6,613,633	6,623,392	6,652,452	6,799,753	7,140,680
Return on average equity	3.46%	7.24%	8.26%	10.28%	8.81%
Return on average assets	0.36%	0.78%	0.88%	1.11%	1.00%
Net interest margin	3.23%	3.76%	4.01%	4.22%	4.28%
Efficiency ratio	76.85%	63.20%	60.34%	59.40%	61.72%
Allowance for loan losses to total loans	1.55%	1.51%	1.46%	1.44%	1.45%
Net charge-offs to avg loans (annualized)	0.00%	0.07%	0.10%	0.35%	0.17%
Nonperforming loans to total loans	0.54%	0.60%	0.44%	0.37%	0.40%
Nonperforming assets to total assets	0.42%	0.47%	0.34%	0.29%	0.31%